Exhibit 11

          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE
   (Shares and dollars in thousands except per share amounts)

                                              For the Six Months
                                                Ended April 30
                                              1997        1996

1.  Net income                              $496,165    $438,907
2.  Adjustment - Interest expense, after tax
    benefit, applicable to convertible
    debentures outstanding                         6          10
                                            --------------------
3.  Net income applicable to common stock -
    before interest applicable to
    convertible debentures                  $496,171    $438,917
                                            ====================

PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted average number of common
      shares outstanding                     255,254     262,199
                                            ====================
5.    Incremental shares:
        Dilutive common stock options          2,370       2,848
        Dilutive stock appreciation rights        20          51
        Dilutive contingent shares               174
                                            --------------------
          Total incremental shares             2,564       2,899
                                            ====================

6.  Primary net income per common share
    (1 divided by 4)                        $   1.94*       1.67*
                                            ====================

FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted average number of common
      shares outstanding                     255,254     262,199
8.    Incremental shares:
        Dilutive common stock options          2,604       2,954
        Dilutive stock appreciation rights        21          53
        Dilutive contingent shares               174
9.    Common equivalent shares from assumed
      conversion of convertible debentures:
        5-1/2% debentures due 2001                35          51
                                            --------------------
10.       Total                              258,088     265,257
                                            ====================
11.    Fully diluted net income per common
         share (3 divided by 10)            $   1.94*   $   1.67*
                                            ====================
--------------
* Net income per common stare outstanding was used in the designated calculations since the dilutive effects of common stock options, stock appreciation rights, contingent shares and assumed conversion of convertible debentures were immaterial.